Exhibit 99.1

Boeing Reports First-Quarter Results

▪	Financial results significantly impacted by COVID-19 and the 737 MAX grounding

▪	Revenue of $16.9 billion, GAAP loss per share of ($1.11) and core (non-GAAP)* loss per share of ($1.70)

▪	Operating cash flow of ($4.3) billion; cash and marketable securities of $15.5 billion

▪	Total backlog of $439 billion, including over 5,000 commercial airplanes

Table 1. Summary Financial Results	First Quarter
(Dollars in Millions, except per share data)	2020	2019	Change

Revenues	$16,908	$22,917	(26)%

GAAP
(Loss)/Earnings From Operations	($1,353)	$2,350	NM
Operating Margin	(8.0)%	10.3%	NM
Net (Loss)/Earnings	(641)	$2,149	NM
(Loss)/Earnings Per Share	($1.11)	$3.75	NM
Operating Cash Flow	($4,302)	$2,788	NM
Non-GAAP*
Core Operating (Loss)/Earnings	($1,700)	$1,986	NM
Core Operating Margin	(10.1)%	8.7%	NM
Core (Loss)/Earnings Per Share	($1.70)	$3.16	NM
*Non-GAAP measure; complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures."
CHICAGO, April 29, 2020 – The Boeing Company [NYSE: BA] reported first-quarter revenue of $16.9 billion, GAAP loss per share of ($1.11) and core loss per share (non-GAAP)* of ($1.70), primarily reflecting the impacts of COVID-19 and the 737 MAX grounding (Table 1). Boeing recorded operating cash flow of ($4.3) billion.
“The COVID-19 pandemic is affecting every aspect of our business, including airline customer demand, production continuity and supply chain stability,” said Boeing President and CEO David Calhoun. “Our primary focus is the health and safety of our people and communities while we take tough but necessary action to navigate this unprecedented health crisis and adapt for a changed marketplace.”
As the pandemic continues to reduce airline passenger traffic, Boeing sees significant impact on the demand for new commercial airplanes and services, with airlines delaying purchases for new jets, slowing delivery schedules and deferring elective maintenance. To align the business for the new market reality, Boeing is taking several actions that include reducing commercial airplane production rates. The company also announced a leadership and organizational restructuring to streamline roles and responsibilities, and plans to reduce overall staffing levels with a voluntary layoff program and additional workforce actions as necessary.

Boeing has also taken action to manage near-term liquidity, as it has drawn on a term loan facility; reduced operating costs and discretionary spending; extended the existing pause on share repurchases and suspended dividends until further notice; reduced or deferred research and development and capital expenditures; and eliminated CEO and Chairman pay for the year. Access to additional liquidity will be critical for Boeing and the aerospace manufacturing sector to bridge to recovery, and the company is actively exploring all of the available options. Boeing believes it will be able to obtain sufficient liquidity to fund its operations.
“While COVID-19 is adding unprecedented pressure to our business, we remain confident in our long term future,” said Calhoun.  “We continue to support our defense customers in their critical national security missions. We are progressing toward the safe return to service of the 737 MAX, and we are driving safety, quality and operational excellence into all that we do every day. Air travel has always been resilient, our portfolio of products and technology is well positioned, and we are confident we will emerge from the crisis and thrive again as a leader of our industry.”

Table 2. Cash Flow	First Quarter
(Millions)	2020	2019
Operating Cash Flow	($4,302)	$2,788
Less Additions to Property, Plant & Equipment	($428)	($501)
Free Cash Flow*	($4,730)	$2,287
*Non-GAAP measure; complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures."
Operating cash flow was ($4.3) billion in the quarter, primarily reflecting the impact of the 737 MAX grounding and COVID-19, as well as timing of receipts and expenditures (Table 2).

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q1 20	Q4 19
Cash	$15.0	$9.5
Marketable Securities[1]	$0.5	$0.5
Total	$15.5	$10.0
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$36.9	$25.3
Boeing Capital, including intercompany loans	$2.0	$2.0
Total Consolidated Debt	$38.9	$27.3
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."
Cash and investments in marketable securities increased to $15.5 billion, compared to $10.0 billion at the beginning of the quarter, primarily due to increased debt balance (Table 3). Debt was $38.9 billion, up from $27.3 billion at the beginning of the quarter primarily due to the draw down of a term loan facility, partially offset by debt repayments.
Total company backlog at quarter-end was $439 billion.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	First Quarter
(Dollars in Millions)	2020	2019	Change

Commercial Airplanes Deliveries	50	149	(66)%

Revenues	$6,205	$11,822	(48)%
(Loss)/Earnings from Operations	($2,068)	$1,173	NM
Operating Margin	(33.3)%	9.9%	NM
Commercial Airplanes first-quarter revenue was $6.2 billion reflecting lower deliveries driven by the 737 MAX grounding as well as impacts of COVID-19 (Table 4). First-quarter operating margin decreased to (33.3) percent due to lower delivery volume, $797 million of abnormal production costs from the temporary suspension of 737 MAX production, a $336 million charge related to 737 Next Generation frame fitting component (pickle fork) repair costs, lower 787 margins primarily due to COVID-19, and $137 million of abnormal production costs from the temporary suspension of Puget Sound operations in response to COVID-19.
COVID-19 has adversely impacted the 737 program due to a slower than previously planned production rate ramp-up driven by commercial airline industry uncertainty. To reflect COVID-19 impacts on the demand environment, 737 MAX aircraft production will resume at low rates in 2020 as timing and conditions of return to service are better understood and gradually increase to 31 per month during 2021, with further gradual increases to correspond with market demand. The estimated abnormal production costs from the temporary suspension of 737 MAX production have increased by approximately $1 billion due to updated production rate assumptions, bringing the estimated total to approximately $5 billion. There was no material change to estimated potential concessions and other considerations to customers related to the 737 MAX grounding.
Commercial Airplanes has updated its production rate assumptions to reflect impacts from COVID-19 on its operations and demand outlook, and will continue to assess them on an ongoing basis. The 787 production rate will be reduced from 14 per month to 10 per month in 2020, and gradually reduced to 7 per month by 2022. The 777/777X combined production rate will be reduced to 3 per month in 2021. At this time, production rate assumptions have not changed on the 767 and 747 programs.
Commercial Airplanes delivered 50 airplanes during the quarter, including 29 787s. Commercial Airplanes captured an order for 12 787 aircraft for All Nippon Airways, and produced the 1000th 787 at Boeing South Carolina. Commercial Airplanes backlog included over 5,000 airplanes valued at $352 billion.

Defense, Space & Security

Table 5. Defense, Space & Security	First Quarter
(Dollars in Millions)	2020	2019	Change

Revenues	$6,042	$6,587	(8)%
Earnings from Operations	($191)	$852	NM
Operating Margin	(3.2)%	12.9%	NM
Defense, Space & Security first-quarter revenue decreased to $6.0 billion primarily driven by a charge on the KC-46A Tanker (Table 5). First-quarter operating margin decreased to (3.2) percent primarily due to a pre-tax charge of $827 million for the KC-46A Tanker, of which $551 million was driven by costs associated with the agreement signed in April with the U.S. Air Force to develop and integrate a new Remote Vision System, while the remaining costs reflect productivity inefficiencies and COVID-19 related factory disruption. A number of other programs were also impacted by COVID-19, further reducing margin in the quarter.
During the quarter, Defense, Space & Security received an award for 18 P-8A Poseidon maritime patrol aircraft, as well as a contract to develop a SB>1 DEFIANT™ prototype for the U.S. Army's Future Long Range Assault Aircraft program. Defense, Space & Security also completed the System Design Review for MQ-25.
Backlog at Defense, Space & Security was $64 billion, of which 28 percent represents orders from customers outside the U.S.
Global Services

Table 6. Global Services	First Quarter
(Dollars in Millions)	2020	2019	Change

Revenues	$4,628	$4,619	—
Earnings from Operations	$708	$653	8%
Operating Margin	15.3%	14.1%	1.2 Pts
Global Services first-quarter revenue was $4.6 billion, reflecting higher government services volume, largely offset by lower commercial services volume due to COVID-19. (Table 6). First-quarter operating margin increased to 15.3 percent primarily due to favorable government services performance.
During the quarter, Global Services was awarded a P-8A integrated logistics services and site activation support contract modification from the U.S. Navy and the government of Australia and secured a logistics, components and services contract for the U.S. Army AH-64 Apache fleet. At the Singapore Airshow, Global Services announced several consumable and expendable services agreements as well as digital solutions agreements with multiple Asia-Pacific airlines.

Additional Financial Information

Table 7. Additional Financial Information	First Quarter
(Dollars in Millions)	2020	2019
Revenues
Boeing Capital	$65	$66
Unallocated items, eliminations and other	($32)	($177)
Earnings from Operations
Boeing Capital	$24	$20
FAS/CAS service cost adjustment	$347	$364
Other unallocated items and eliminations	($173)	($712)
Other income, net	$112	$106
Interest and debt expense	($262)	($123)
Effective tax rate	57.4%	7.9%
At quarter-end, Boeing Capital's net portfolio balance was $2.2 billion. Revenue from other unallocated items and eliminations increased primarily due to the timing of eliminations for intercompany aircraft deliveries. The change in earnings from other unallocated items and eliminations is primarily due to lower deferred compensation expense and a customer financing impairment charge taken in the first quarter of 2019. Interest and debt expense increased due to higher debt balances. The first quarter effective tax rate reflects tax benefits related to the 5 year net operating loss carryback provision in the Coronavirus Aid, Relief, and Economic Security (CARES) Act as well as the impact of pre-tax losses.

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under Generally Accepted Accounting Principles in the United States of America (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating (Loss)/Earnings, Core Operating Margin and Core (Loss)/Earnings Per Share
Core operating (loss)/earnings is defined as GAAP (loss)/earnings from operations excluding the FAS/CAS service cost adjustment. The FAS/CAS service cost adjustment represents the difference between the FAS pension and postretirement service costs calculated under GAAP and costs allocated to the business segments. Core operating margin is defined as core operating (loss)/earnings expressed as a percentage of revenue. Core (loss)/earnings per share is defined as GAAP diluted (loss)/earnings per share excluding the net (loss)/earnings per share impact of the FAS/CAS service cost adjustment and Non-operating pension and postretirement expenses. Non-operating pension and postretirement expenses represent the components of net periodic benefit costs other than service cost. Pension costs, comprising service and prior service costs computed in accordance with GAAP are allocated to Commercial Airplanes and BGS businesses supporting commercial customers. Pension costs allocated to BDS and BGS businesses supporting government customers are computed in accordance with U.S. Government Cost Accounting Standards (CAS), which employ different actuarial assumptions and accounting conventions than GAAP. CAS costs are allocable to government contracts. Other postretirement benefit costs are allocated to all business segments based on CAS, which is generally based on benefits paid. Management uses core operating (loss)/earnings, core operating margin and core (loss)/earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core (loss)/earnings measures provide investors additional insights into operational performance as they exclude non-service pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 13.
Free Cash Flow
Free cash flow is GAAP operating cash flow reduced by capital expenditures for property, plant and equipment. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation of free cash flow to GAAP operating cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions generally identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) the COVID-19 pandemic and related government actions, including with respect to our operations, our liquidity and access to funding, the health of our customers and suppliers, and future demand for our products and services; (2) the 737 MAX, including the timing and conditions of 737 MAX regulatory approvals, delays in the resumption of production, lower than planned production rates and/or delivery rates, and increased considerations to customers and suppliers, (3) general conditions in the economy and our industry, including those due to regulatory changes; (4) our reliance on our commercial airline customers; (5) the overall health of our aircraft production system, planned commercial aircraft production rate changes, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (6) changing budget and appropriation levels and acquisition priorities of the U.S. government; (7) our dependence on U.S. government contracts; (8) our reliance on fixed-price contracts; (9) our reliance on cost-type contracts; (10) uncertainties concerning contracts that include in-orbit incentive payments; (11) our dependence on our subcontractors and suppliers, as well as the availability of raw materials; (12) changes in accounting estimates; (13) changes in the competitive landscape in our markets; (14) our non-U.S. operations, including sales to non-U.S. customers; (15) threats to the security of our or our customers’ information; (16) potential adverse developments in new or pending litigation and/or government investigations; (17) customer and aircraft concentration in our customer financing portfolio; (18) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates; (19) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (20) the adequacy of our insurance coverage to cover significant risk exposures; (21) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, sanctions or natural disasters; (22) work stoppages or other labor disruptions; (23) substantial pension and other postretirement benefit obligations; and (24) potential environmental liabilities.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Maurita Sutedja or Keely Moos (312) 544-2140
Communications:	Michael Friedman media@boeing.com

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31
(Dollars in millions, except per share data)	2020	2019
Sales of products	$14,191	$20,225
Sales of services	2,717	2,692
Total revenues	16,908	22,917

Cost of products	(14,713)	(16,238)
Cost of services	(2,043)	(2,389)
Boeing Capital interest expense	(12)	(18)
Total costs and expenses	(16,768)	(18,645)
	140	4,272
(Loss)/income from operating investments, net	(2)	20
General and administrative expense	(873)	(1,184)
Research and development expense, net	(672)	(866)
Gain on dispositions, net	54	108
(Loss)/earnings from operations	(1,353)	2,350
Other income, net	112	106
Interest and debt expense	(262)	(123)
(Loss)/earnings before income taxes	(1,503)	2,333
Income tax benefit/(expense)	862	(184)
Net (loss)/earnings	($641)	$2,149
Less: net loss attributable to noncontrolling interest	($13)
Net (loss)/earnings attributable to Boeing Shareholders	($628)	$2,149

Basic (loss)/earnings per share	($1.11)	$3.79

Diluted (loss)/earnings per share	($1.11)	$3.75

Weighted average diluted shares (millions)	565.9	572.4

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	March 31 2020	December 31 2019
Assets
Cash and cash equivalents	$15,039	$9,485
Short-term and other investments	488	545
Accounts receivable, net	3,211	3,266
Unbilled receivables, net	9,365	9,043
Current portion of customer financing, net	149	162
Inventories	80,020	76,622
Other current assets, net	2,739	3,106
Total current assets	111,011	102,229
Customer financing, net	2,116	2,136
Property, plant and equipment, net of accumulated depreciation of $19,591 and $19,342	12,405	12,502
Goodwill	8,057	8,060
Acquired intangible assets, net	3,256	3,338
Deferred income taxes	678	683
Investments	1,124	1,092
Other assets, net of accumulated amortization of $611 and $580	4,428	3,585
Total assets	$143,075	$133,625
Liabilities and equity
Accounts payable	$14,963	$15,553
Accrued liabilities	21,483	22,868
Advances and progress billings	52,883	51,551
Short-term debt and current portion of long-term debt	5,173	7,340
Total current liabilities	94,502	97,312
Deferred income taxes	336	413
Accrued retiree health care	4,483	4,540
Accrued pension plan liability, net	15,962	16,276
Other long-term liabilities	3,398	3,422
Long-term debt	33,754	19,962
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	6,595	6,745
Treasury stock, at cost - 447,947,807 and 449,352,405 shares	(54,842)	(54,914)
Retained earnings	49,854	50,644
Accumulated other comprehensive loss	(16,333)	(16,153)
Total shareholders’ equity	(9,665)	(8,617)
Noncontrolling interests	305	317
Total equity	(9,360)	(8,300)
Total liabilities and equity	$143,075	$133,625

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31
(Dollars in millions)	2020	2019
Cash flows – operating activities:
Net (loss)/earnings	($641)	$2,149
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	55	47
Depreciation and amortization	556	521
Investment/asset impairment charges, net	26	34
Customer financing valuation adjustments		249
Gain on dispositions, net	(54)	(108)
Other charges and credits, net	97	74
Changes in assets and liabilities –
Accounts receivable	(54)	206
Unbilled receivables	(402)	(183)
Advances and progress billings	1,337	1,857
Inventories	(2,973)	(2,725)
Other current assets	328	164
Accounts payable	(1,030)	1,624
Accrued liabilities	(583)	(919)
Income taxes receivable, payable and deferred	(892)	116
Other long-term liabilities	(69)	(281)
Pension and other postretirement plans	(179)	(188)
Customer financing, net	23	152
Other	153	(1)
Net cash (used)/provided by operating activities	(4,302)	2,788
Cash flows – investing activities:
Property, plant and equipment additions	(428)	(501)
Property, plant and equipment reductions	58	110
Acquisitions, net of cash acquired		(276)
Contributions to investments	(244)	(457)
Proceeds from investments	227	366
Other	8	(9)
Net cash used by investing activities	(379)	(767)
Cash flows – financing activities:
New borrowings	17,433	5,237
Debt repayments	(5,854)	(4,374)
Contributions from noncontrolling interests		7
Stock options exercised	21	42
Employee taxes on certain share-based payment arrangements	(162)	(233)
Common shares repurchased		(2,341)
Dividends paid	(1,158)	(1,161)
Net cash provided/(used) by financing activities	10,280	(2,823)
Effect of exchange rate changes on cash and cash equivalents, including restricted	(47)	1
Net increase/(decrease) in cash & cash equivalents, including restricted	5,552	(801)
Cash & cash equivalents, including restricted, at beginning of year	9,571	7,813
Cash & cash equivalents, including restricted, at end of period	15,123	7,012
Less restricted cash & cash equivalents, included in Investments	84	176
Cash and cash equivalents at end of period	$15,039	$6,836

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)
Effective at the beginning of 2020, certain programs were realigned between our Defense, Space & Security segment and Unallocated items, eliminations and other. Business segment data for 2019 has been adjusted to reflect the realignment.

	Three months ended March 31
(Dollars in millions)	2020	2019
Revenues:
Commercial Airplanes	$6,205	$11,822
Defense, Space & Security	6,042	6,587
Global Services	4,628	4,619
Boeing Capital	65	66
Unallocated items, eliminations and other	(32)	(177)
Total revenues	$16,908	$22,917
(Loss)/earnings from operations:
Commercial Airplanes	($2,068)	$1,173
Defense, Space & Security	(191)	852
Global Services	708	653
Boeing Capital	24	20
Segment operating (loss)/profit	(1,527)	2,698
Unallocated items, eliminations and other	(173)	(712)
FAS/CAS service cost adjustment	347	364
(Loss)/earnings from operations	(1,353)	2,350
Other income, net	112	106
Interest and debt expense	(262)	(123)
(Loss)/earnings before income taxes	(1,503)	2,333
Income tax benefit/(expense)	862	(184)
Net (loss)/earnings	($641)	$2,149
Less: Net loss attributable to noncontrolling interest	(13)
Net (loss)/earnings attributable to Boeing Shareholders	(628)	2,149
Research and development expense, net:
Commercial Airplanes	$425	$564
Defense, Space & Security	163	184
Global Services	30	40
Other	54	78
Total research and development expense, net	$672	$866
Unallocated items, eliminations and other:
Share-based plans	($18)	($14)
Deferred compensation	193	(102)
Amortization of previously capitalized interest	(23)	(24)
Customer financing impairment		(250)
Research and development expense, net	(54)	(78)
Eliminations and other unallocated items	(271)	(244)
Sub-total (included in core operating earnings)	(173)	(712)
Pension FAS/CAS service cost adjustment	255	274
Postretirement FAS/CAS service cost adjustment	92	90
FAS/CAS service cost adjustment	347	364
Total	$174	($348)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Three months ended March 31
Commercial Airplanes	2020	2019
737	5	89
747	—	2
767	10	12
777	6	10	(1)
787	29	36
Total	50	149
Note: Aircraft accounted for as revenues by BCA and as operating leases in consolidation identified by parentheses

Defense, Space & Security
AH-64 Apache (New)	2	6
AH-64 Apache (Remanufactured)	14	22
C-17 Globemaster III	—	—
C-40A	—	—
CH-47 Chinook (New)	9	7
CH-47 Chinook (Renewed)	1	4
F-15 Models	—	4
F/A-18 Models	5	7
KC-46 Tanker	5	7
P-8 Models	3	3
Commercial and Civil Satellites	—	—
Military Satellites	—	—

Total backlog (Dollars in millions)	March 31 2020	December 31 2019
Commercial Airplanes	$351,778	$376,593
Defense, Space & Security	63,578	63,691
Global Services	22,747	22,902
Unallocated items, eliminations and other	491	217
Total backlog	$438,594	$463,403

Contractual backlog	$414,165	$436,473
Unobligated backlog	24,429	26,930
Total backlog	$438,594	$463,403

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
(Unaudited)
The tables provided below reconcile the non-GAAP financial measures core operating (loss)/earnings, core operating margin, and core (loss)/earnings per share with the most directly comparable GAAP financial measures, (loss)/earnings from operations, operating margin, and diluted (loss)/earnings per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

(Dollars in millions, except per share data)	First Quarter 2020		First Quarter 2019
	$ millions	Per Share	$ millions	Per Share
Revenues	16,908		22,917
(Loss)/earnings from operations (GAAP)	(1,353)		2,350
Operating margin (GAAP)	(8.0)%		10.3%

FAS/CAS service cost adjustment:
Pension FAS/CAS service cost adjustment	(255)		(274)
Postretirement FAS/CAS service cost adjustment	(92)		(90)
FAS/CAS service cost adjustment	(347)		(364)
Core operating (loss)/earnings (non-GAAP)	($1,700)		$1,986
Core operating margin (non-GAAP)	(10.1)%		8.7%

Diluted (loss)/earnings per share (GAAP)		($1.11)		$3.75
Pension FAS/CAS service cost adjustment	($255)	(0.45)	($274)	(0.48)
Postretirement FAS/CAS service cost adjustment	(92)	(0.16)	(90)	(0.16)
Non-operating pension expense	(87)	(0.16)	(93)	(0.16)
Non-operating postretirement expense	13	0.02	27	0.05
Provision for deferred income taxes on adjustments [1]	88	0.16	90	0.16
Subtotal of adjustments	($333)	($0.59)	($340)	($0.59)
Core (loss)/earnings per share (non-GAAP)		($1.70)		$3.16

Weighted average diluted shares (in millions)		565.9		572.4
1 The income tax impact is calculated using the U.S. corporate statutory tax rate.